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                                                                   Exhibit 10.19

                 [ASSOCIATES COMMERCIAL CORPORATION LETTERHEAD]


Loren Pease
Regional Sales Manager



February 24, 1999


Alan Harper
Controller
UPRIGHT, INC.
1775 Park Street
Selma, CA 93662

Dear Mr. Harper

Pursuant to your request, Associates Commercial Corporation is pleased to submit the following financing proposal for your consideration:

Transaction           :    Secured Financing

Borrower              :    Upright, Inc.

Lender                :    Associates Commercial Corporation or one of it's
                           wholly-owned subsidiaries or assignees

Equipment             :    Standard machine tool equipment and tooling
                           acceptable to both borrower and lender

Equipment
Cost                  :    $10,000,000.00


Finance
Amount                :    10,000,000.00 or 100% of the invoiced amounts

Basic Loan
Term                  :    60 months

Base Payment          :    Months 1-24                        Months 25-60
                           .01360604                          .02469436

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Note:             The Base Payments are based on the assumption that, at the time of funding, the then most recent weekly average of the 5/04 5 year Treasury notes as published in the Wall Street Journal as of 02/24/98 will be 5.14%. Should at the time of funding the yield for the designated Treasury increase or decrease by .05 (5BP) or more, the LRF will be adjusted accordingly. The spread is 184 BP.

Commencement
Date:                 :    Each Schedule will commence on the first day of the
                           calendar quarter following delivery with Base
                           Payments billed monthly in arrears.

This proposal is based upon the following additional terms and conditions:

1. Secured Financing: This proposed financing will be a secured financing which anticipates Lender having a first priority lien position on all of the Equipment, and with Borrower responsible for paying the monthly installments under all circumstances. Borrower is specifically responsible for all expenses, maintenance, insurance and taxes relating to the purchase, possession and use of the Equipment.

2. Interim Period: The base term would include an interim period in the event that any unit of Equipment is delivered before the Commencement Date. Interim Rent would be equal to .000454 on a per diem basis.

3. Maintenance and Insurance: All maintenance and insurance (fire and theft, extended coverage) are the responsibility of Borrower.

4. Amortization: This proposed financing will amortize over five years. In the case where the borrower wishes to prepay the proposed financing there will be a fee on the original equipment cost of three percent for the first year, two percent for the second year and one percent every year after.

5. Documentation: Associate Commercial Corp.'s current standard security agreement for this type of Equipment and Transaction will be used.

6. Transaction Costs: Associates Commercial Corp. will be responsible for all of its closing and transaction costs. Borrower will be responsible for all of its closing and transaction costs. Associates Commercial Corp. will Invoice Borrower for a Documentation Fee of $2,000.00.

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7.       Proposal Fee:  By signing below, Borrower acknowledges the terms and conditions of this proposal and agrees to pay a proposal fee of $20,000.00. Upon receipt of the executed proposal letter and accompanying fee, Associates Commercial Corp. shall commence the investment approval process. If this proposal is approved and accepted by Associates Commercial Corp., the proposal fee will be considered to have been earned by Associates Commercial Corp., and shall not be refundable. If the proposed transaction is NOT approved by Associates Commercial Corp., the fee shall be returned promptly to Borrower. Upon consummation of the financing contemplated herein, Associates Commercial Corp. shall, nevertheless, apply the entire $20,000.00 to Borrower's first payment due under the Secured Financing Agreement.

8. Expiration: This proposal and all of its terms shall expire on February 26, 1999, if Associates Commercial Corp. has not received your acceptance hereof by such date.

This proposal constitutes only a general, non-binding expression of interest on the part of Associates Commercial Corp.. THIS PROPOSAL IS SUBJECT TO ASSOCIATES COMMERCIAL CORPORATION'S CREDIT, LEGAL AND INVESTMENT APPROVAL PROCESS AND IS NOT INTENDED TO, AND DOES NOT, CREATE A LEGALLY BINDING COMMITMENT OR OBLIGATION ON THE PART OF ASSOCIATES COMMERCIAL CORPORATION. The creation of such a legally binding commitment or obligation is subject to, among other things, the issuance of an approval letter by Associates Commercial Corp., and the negotiation, execution and delivery of definitive documents which shall be mutually agreed upon by all parties. IT IS UNDERSTOOD THAT NO PARTY HERETO SHALL BE LEGALLY BOUND TO THE OTHER BY REASON OF THIS LETTER, NOR SHALL RIGHTS, LIABILITIES OR OBLIGATIONS ARISE AS A RESULT OF THIS LETTER.

We look forward to your early review and response. If you have any questions, please contact me at 562-903-2004, at your earliest convenience.

Sincerely,
Associates Commercial Corp.

                                                PROPOSAL ACCEPTED:

/s/ Loren Pease                                 UPRIGHT, INC.

                                                BY:        /s/ Alan Harper
                                                    --------------------------

Loren Pease                                     NAME:          ALAN HARPER
Regional Sales Manager                              --------------------------

                                                TITLE:         CONTROLLER
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                                                DATE:          2/26/99
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